Exhibit 10.2
INTERNATIONAL PAPER COMPANY
RESTRICTED STOCK AND
DEFERRED COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS
Effective May 11, 2009
As Amended and Restated February 10, 2026
1.Purpose and Effective Date of Plan
This plan shall be known as the International Paper Company Restricted Stock and Deferred Compensation Plan for Non-Employee Directors (the “Plan”). The purpose of the Plan is to enable International Paper Company (“International Paper”) to attract and retain persons of outstanding competence to serve as Non-Employee Directors on the Board, and to permit such Non-Employee Directors to defer receipt of all or a portion of their annual retainer and committee fees.
This Plan is a subplan of the International Paper Company 2024 Long-Term Incentive Compensation Plan (“LTICP”). Unless otherwise defined in this Plan, capitalized terms used in the Plan shall have the meanings assigned to them in the Plan.
This Plan does not authorize or contemplate any additional Shares beyond the Shares authorized under the LTICP. The Plan incorporates by reference herein the terms of the LTICP and, except as expressly stated herein, in the event of any actual or alleged conflict between the provisions of the LTICP and the provisions of this Plan as it relates to restricted Shares, the provisions of the LTICP shall be controlling and determinative.
This Plan is a non-funded, non-qualified deferred compensation plan that is intended to comply with Section 409A of the Code. The Plan is not subject to full protection under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
2.Eligibility
Participation in this Plan is limited to Non-Employee Directors. An employee-director who retires from employment with International Paper (and its subsidiaries) shall become eligible to participate in this Plan upon his or her re-election as a Non-Employee Director.
3.Equity Compensation
(a)Restricted Stock Awards are made to each Non-Employee Director on an annual basis on the day of the Annual Meeting of Shareowners of International Paper (the “Annual Meeting”) in an amount equal to: (i) a fixed dollar value determined by the independent members of the Board based on a review of competitive market practices of International Paper’s comparator peer group of companies for compensation analysis (the “Compensation Comparator Group”), divided by (ii) Fair Market Value of the Shares on the last business day immediately preceding the Annual Meeting. The fixed dollar value for the annual Restricted Stock Awards shall be set forth on Exhibit A hereto, as may be approved and changed from time to time by the independent members of the Board.
(b)For purposes of this Plan, a “Vesting Period” shall mean the approximately one-year period beginning on the date of the Annual Meeting for a given year and ending on the last business day immediately preceding the next Annual Meeting.
(c)A Non-Employee Director who is elected by the Board to fill a vacancy during a Vesting Period shall receive a Restricted Stock Award with respect to a number of Shares representing a prorata portion of the Restricted Stock Awards granted to Non-Employee Directors for the Vesting Period in which such Non-Employee Director is elected, determined by dividing the number of full months of eligible service during the Vesting Period by the number twelve (12).

(d)Each Restricted Stock Award under this Plan shall be immediately registered in book entry form in the name of the Non-Employee Director, but shall be expressly subject to all of the restrictions, service provisions, and all other terms and conditions set forth in Section 6 of this Plan and the terms and conditions of the LTICP, of which this Plan is a subplan.
4.Cash Compensation
(a)As soon as practicable following the Annual Meeting, each Non-Employee Director shall receive an annual cash retainer (“Cash Retainer Fee”) in an amount determined by the independent members of the Board. Each Non-Employee Director who serves as Chair of a standing committee of the Board, as a member of a committee designated by the Board to have member fees, or as Lead Director, shall receive an additional annual cash retainer (such “Committee Fee” and “Lead Director Fee” shall, together with the Cash Retainer Fee, be referred to as “Cash Compensation”). The amount of the Cash Compensation shall be determined by the independent members of the Board based on a review of competitive market practices of the International Paper’s Compensation Comparator Group. The Cash Retainer Fee and Committee Fees shall be set forth on Exhibit A hereto, as approved and changed from time to time by the independent members of the Board.
(b)Each Non-Employee Director may elect, in the form and manner prescribed by International Paper, to receive Restricted Stock in lieu of all or a portion of his or her Cash Compensation. A Non-Employee Director who elects to receive Restricted Stock in lieu of Cash Compensation will receive a number of Shares of Restricted Stock determined by dividing (A) the sum of (i) the portion of Cash Compensation elected to be received in the form of Restricted Stock, plus (ii) an additional twenty percent (20%) of the Cash Retainer Fee, by (B) Fair Market Value of the Shares on the last business day immediately preceding the first day of the Vesting Period.
5.Deferral Elections
(a)Prior to the first day of a calendar year, Non-Employee Directors may elect to defer in the form of cash-settled restricted stock units (“RSUs”) receipt of all or a portion of any Restricted Stock Awards or Cash Compensation for services on the Board in the following Vesting Period by filing an initial deferral election notice in the manner and form prescribed by International Paper (the “Initial Deferral Election Notice”), which such Initial Deferral Election Notice shall specify:
(i)the portion of the Restricted Stock Award and/or the portion of the Cash Retainer Fee that will be deferred in the form of RSUs; and
(ii)in the case of a deferred Cash Retainer Fee, whether distribution will be made to such Non-Employee Director in cash or in the form of Restricted Stock.
(b)Non-Employee Directors newly elected to the Board may submit an Initial Deferral Election Notice by the thirtieth (30th) day after becoming eligible to participate in the Plan (including any other plan that is required to be treated as a single plan with the Plan under Section 409A of the Code), but such deferral election shall be applicable only with respect to compensation earned after the filing of such Initial Deferral Election Notice.
(c)Notwithstanding anything to the contrary herein, an Initial Deferral Election Notice may not be completed during a period when Non-Employee Directors and officers of International Paper are restricted from trading in Shares, referred to as a “Blackout Period.”
(d) Each Election Form (as defined below) will remain in effect until superseded or revoked pursuant to Section 5(e) or Section 5(f), as applicable.
(e) A Non-Employee Director who has an Initial Election Form on file with International Paper may file a subsequent deferral election notice (a “Superseding Deferral Election Notice,” and together with the Initial Deferral Election Notice, the “Election Notices”) at any time. Such Superseding Deferral Election Notice shall apply to any Restricted Stock Awards or Cash Retainer Fee that is granted to such Non-Employee Director for any period of Continuous Service that commences following the year in which such Superseding Deferral Election Notice is filed.
(d)(f) A Non-Employee Director may revoke an Election Notice at any time by providing written notice to International Paper Such revocation shall apply to any Restricted Stock Award or Cash Retainer Fee that is granted to such Non-Employee Director for any period of service that commences following the year in which the written notice revoking the original Election Notice is filed.

(e)(g) The Administrator, in its sole discretion, may accelerate the distribution of a Non-Employee Director’s deferred Restricted Stock Awards or RSUs if such Non-Employee Director experiences an unforeseeable emergency (as defined under Treas. Reg. Section 1.409A-3(i)(3)); provided that such distribution complies with Section 409A of the Code. To request such a distribution, a Non-Employee Director must file an application with the Administrator and furnish such supporting documentation as the Administrator may require. Such application shall specify the basis for the distribution and the amount to be distributed. If such request is approved by the Committee, distribution shall be made in a lump sum payment as soon as administratively practicable, but not more than thirty (30) days, following such approval.
6.Restrictions, Removal of Restrictions, and Terms and Conditions of Awards of Restricted Shares
(a)A Non-Employee Director shall have the right to receive all dividends and other distributions made with respect to restricted Shares registered in his or her name, and shall have the right to vote or execute proxies with respect to such registered restricted Shares, unless and until such Shares are forfeited pursuant to the provisions of this Plan.
(b)A Non-Employee Director shall have the right to elect, in the form and manner prescribed by International Paper, the manner in which dividends on Restricted Stock Awards shall be paid to the Non-Employee Director (i.e., in cash or reinvested in additional Shares of Restricted Stock).
(c)As indicated above, Restricted Stock will normally be issued in book-entry form until the provisions of the Plan relating to removal of the restrictions have been satisfied. If stock certificates are issued for Restricted Stock, such certificates shall be endorsed with a legend referring to the restrictions imposed by this Plan. Possession of the certificates of Shares shall be retained by the Corporate Secretary of International Paper until the provisions of the Plan relating to removal of the restrictions have been satisfied. After the expiration of the restricted period, stock certificates without such legend shall be delivered to the Non-Employee Director or his or her designee upon request.
(d)Restricted Stock may not be sold, assigned, pledged or otherwise transferred by the Non-Employee Director unless and until all of the restrictions imposed by this Plan have been removed pursuant to the provisions of this Plan.
(e)Restricted Stock Awards granted under this Plan shall become free of restrictions and non-forfeitable on the first (1st) anniversary of the date of grant of the Restricted Stock Award. Notwithstanding the foregoing or anything to the contrary in Section 13.11 of the LTICP, Restricted Stock granted under this Plan shall become free of restrictions and non-forfeitable upon the occurrence of any of the following events:
(i)the Non-Employee Director’s death or disability;
(ii)the Non-Employee Director’s Retirement; provided that the number of Shares subject to the Restricted Stock that will become free of restrictions and nonforfeitable upon such Retirement will be prorated for the number of months of service for the Vesting Period in which Retirement occurs; or
(iii)the Non-Employee Director’s Retirement resignation or failure to stand for re-election with the consent of the Board (which shall mean approval by at least eighty percent (80%) of the directors voting, with the affected Non-Employee Director abstaining), or any failure to be reelected to the Board after being duly nominated. In the event of a Non-Employee Director’s resignation with consent during the first (1st) year in which Restricted Stock Awards are granted to a Non-Employee Director, the number of Shares with respect to which the restrictions shall be removed will be a prorata portion of Shares originally awarded determined by dividing the number of months served during the first year of the award by twelve (12).
Termination of Continuous Service as a director for any reason other than those specified in this Section 6(e), including, without limitation, any involuntary termination effected by Board action, shall result in forfeiture of the restricted Shares.
Mandatory Retirement age under this Plan shall have the definition as set forth in the International Paper Corporate Governance Guidelines.
(f)Notwithstanding anything to the contrary in the LTICP, in the event of a Change in Control:

(i)the Board may, in its discretion, accelerate (x) the removal of all restrictions relating to all or a portion of the Shares subject to Restricted Stock Awards or (y) the vesting and payment of all or a portion of the RSUs; and
(ii)if a Non-Employee Director’s Continuous Service is terminated by International Paper in connection with a Change of Control, (x) any forfeiture provisions applicable to the Restricted Stock then-held by the Non-Employee Director will immediately lapse and (y) all RSUs then-held by the Non-Employee Director will immediately vest and be paid in accordance with Section 8.
(iii)Any Shares that become issuable in respect of Restricted Stock Awards pursuant to Section 6(f)(ii) may, at the Board’s election, be settled in cash in an amount equal to then-current Fair Market Value of the Restricted Stock.
(g)All Shares with respect to which the restrictions are not removed and all RSUs that do not vest in accordance with the provisions of this Plan shall be forfeited.
(h)All Shares awarded to a Non-Employee Director under this Plan shall remain subject to the Plan’s restrictions prohibiting sales or transfer of such Shares during the period of time while the Non-Employee Director continues to serve as a director of International Paper, and all certificates of Shares shall be endorsed with a legend referring to such restriction. In addition, the issuance or delivery of any Shares may be postponed for such period as may be required to comply with any applicable requirements of any national securities exchange or any requirements under any other law or regulation applicable to the issuance or delivery of such Shares, and International Paper shall not be obligated to issue or deliver any such Shares if the issuance or delivery thereof shall constitute a violation of any provision of any law or any regulation of any governmental authority or any national securities exchange.
7.Restrictions, Removal of Restrictions, and Terms and Conditions of Awards of Restricted Share Units
(a)All amounts deferred in the form of RSUs shall be issued pursuant to, and subject to the terms and conditions of, the LTICP.
(b)All RSUs deferred in accordance with this Plan shall be credited to a bookkeeping account on behalf of the Non-Employee Director. Such account shall be credited with a number of RSUs (calculated to the nearest thousandth of a unit) computed by dividing: (i) the value of the Cash Compensation and Restricted Stock deferred for the applicable Vesting Period by (ii) the Fair Market Value of the Shares, as reported for the New York Stock Exchange Composite Transactions on the last business day immediately preceding the first day of the Vesting Period.
(c)RSUs may not be sold, assigned, pledged or otherwise transferred by the Non-Employee Director. If any such assignment is made, International Paper may disregard such assignment and may discharge its obligation hereunder by issuing Shares or cash payment in respect of the RSUs as though no such assignment had been made.
(d)A Non-Employee Director has an interest as an unsecured creditor in the cash value represented by the RSUs in his or her account, but has no interests or rights in any Shares or dividends, and has no right to elect delivery of Shares.
(e)RSUs shall vest annually upon the last day of the Vesting Period, prorated for the number of months of service in such Vesting Period.
(f)Whenever a dividend is declared on the Shares, the number of RSUs in the Non-Employee Director’s account shall be increased by the result of the following calculation:
(i)the number of RSUs in the Non-Employee Director’s account multiplied by any cash dividend declared by International Paper on a Share, divided by the Fair Market Value of the Shares on the business day immediately prior to the related dividend payment date as reported for New York Stock Exchange Composite Transactions; and/or
(ii)the number of RSUs in the Non-Employee Director’s account on the related dividend payment date multiplied by any stock dividend declared by International Paper on a Share.
(g)A statement shall be delivered to each Non-Employee Director in this Plan annually setting forth the amount deferred, the amount of RSUs credited to the Non-Employee Director’s account, the amount of any payments made during the year, and the Fair Market Value of the Shares for determining the number of RSUs earned and credited through dividend equivalents.
8.Time and Method of Payment of RSUs

(a)After a Non-Employee Director’s Continuous Service ceases (if such Non-Employee Director has incurred a “separation from service” as defined in Section 409A of the Code and applicable regulations), payment of RSUs shall be made in the form of a lump sum cash payment in January of the next calendar year following the year in which the Non-Employee Director’s Continuous Service Terminates.
(b)The amount payable to the Non-Employee Director under Section 8(a) shall be equal to (i) the number of RSUs credited to the Non-Employee Director’s account, multiplied by (ii) Fair Market Value of the Shares as reported for the New York Stock Exchange Composite Transactions on the last business day of the calendar year in which the Non-Employee Director’s Continuous Service terminates.
9.Amendment or Termination of Plan
International Paper reserves the right to amend, modify or terminate this Plan at any time by action of the Board; provided that (a) such action shall not materially adversely affect any Non-Employee Director’s rights under the provisions of this Plan with respect to Restricted Stock Awards or RSUs that were made prior to such action without such Non-Employee Director’s prior written consent (unless such amendment is necessary or advisable, as determined in the Administrator’s sole discretion, to avoid adverse or unintended tax consequences under Section 409A of the Code) and (b) such amendment is consistent with ERISA, Section 409A of the Code and any regulations promulgated thereunder.
10.Source of Funds for Payment of RSUs
Any benefit payments to Non-Employee Directors pursuant to this Plan shall be paid from the general assets of International Paper. Non-Employee Directors shall have the status of general unsecured creditors of International Paper and the Plan constitutes a mere promise by International Paper to make benefit payments in the future. Any contract, policy or other asset which International Paper may utilize to assure themselves of the funds to provide the benefits under the Plan shall not serve in any way as security for the payment of Plan benefits and International Paper shall not be under any obligation whatsoever to purchase or maintain any contract, policy or other asset to provide the benefits payable under the Plan.
11.Administration of Plan
This Plan shall be administered by the Senior Vice President, Human Resources of International Paper (the “Administrator”). All decisions which are made by the Administrator with respect to interpretation of the terms of the Plan with respect to the restrictions, terms and conditions of the Cash Retainers Fees, Restricted Stock and the RSUs awarded to Non-Employee Directors under this Plan, and with respect to any questions or disputes arising under this Plan, shall be final and binding on International Paper and the Non-Employee Directors (and their heirs or beneficiaries).
12.Changes in Stock and Adjustment of Number under the Plan
In the event of any changes in capital structure as described in Article 14 of the LTICP (other than a stock dividend as provided above), the number of Shares awarded and earned under this Plan (including the Shares underlying Restricted Stock Awards and RSUs deferred pursuant to this Plan) shall be equitably and proportionately adjusted by the Committee in accordance with Article 14 of the LTICP.
13.Designation of Beneficiary
A Non-Employee Director may file with the Administrator a designation of beneficiary or beneficiaries on a form approved by the Administrator (which designation may be changed or revoked by the Non-Employee Director’s sole action) to receive distribution of all or a designated portion of the Non-Employee Director’s Restricted Stock account and/or RSUs under this Plan upon the death or Disability of the Non-Employee Director. If no beneficiary has been designated or survives the Non-Employee Director, then the account shall be distributed as directed by the executor or administrator of the Non-Employee Director’s estate.

Exhibit 10.2
EXHIBIT A
Non-Employee Director Compensation
as of February 10, 2026
UNDER THE
Non-Employee Restricted Stock and Deferred Compensation Plan
The following compensation amounts are effective for the Vesting Period beginning May 11, 2026, and shall remain in effect for future Vesting Periods until changed by the independent members of the Board.

Type of Fee Board Fees	Approved Program (2026-2027)
Cash Retainer	$ 175,000
Equity Retainer	$ 135,000

Audit and Finance Committee Chair	$ 25,000
Audit and Finance Committee Member	$ 10,000
Management Development & Compensation Committee Chair	$ 20,000
Governance Committee Chair	$ 20,000
Public Policy and Environment Chair	$ 20,000
Lead Director Fee
Lead Director	$ 40,000